Exhibit (e)(31)

RESTRICTED STOCK UNIT AGREEMENT

ANALYSTS INTERNATIONAL CORPORATION

2009 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made effective as of this        day of                        , 20      , by and between Analysts International Corporation, a Minnesota corporation (the “Company”), and                                            (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is a key employee, officer, director of or consultant or advisor to the Company or one of its Affiliates; and

WHEREAS, the Company wishes to grant a restricted stock unit award to Participant for shares of the Company’s Common Stock pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of a restricted stock unit award to Participant;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Grant of Restricted Stock Unit Award; Term.  The Company hereby grants to Participant on the date set forth above a restricted stock unit award (the “Award”) for                   restricted stock units on the terms and conditions set forth herein.  Each restricted stock unit shall entitle the Participant to receive one share of the Company’s Common Stock.

2.                                      Vesting of Restricted Stock Units.

a.                                      General. The restricted stock units subject to this Award shall vest with respect to a percentage of such units according to the following schedule:

Cumulative Percentage
Vesting Date	of Units

Subject to such other terms and conditions set forth in this Agreement, the Participant shall not be entitled to the issuance of shares of Stock for any portion of the restricted stock units subject to this Award until the Administrator determines the number of restricted stock units, if any, which have vested.

b.                                      Termination of Relationship.  If Participant ceases to be [an employee] [a consultant] [a nonemployee director] of the Company or any Affiliate at any time during the term of this Award, for any reason, this Award shall terminate and all restricted stock units subject to this Award which have not vested shall be forfeited by Participant.

3.                                      Issuance of Shares.  On each vesting date, the Company shall cause to be issued a stock certificate representing that number of shares of Common Stock which is equivalent to the percentage of restricted stock units which have vested, less any shares withheld for payment of taxes as provided in Section 4(d) below, and shall deliver such certificate to Participant.  Until the issuance of such shares, Participant shall not be entitled to vote the shares of Common Stock represented by such restricted stock units, shall not be entitled to receive dividends attributable to such shares of Common Stock, and shall not have any other rights as a shareholder with respect to such shares.

4.                                      General Provisions.

a.                                      Employment or Other Relationship.  This Agreement shall not confer on Participant any right with respect to continuance of employment or any other relationship by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.  Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.

b.                                      Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the Common Stock of the Company (through merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any restricted stock units subject to this Award which have not yet vested (i.e., Participant shall have such “anti-dilution” rights under the Award with respect to such events, but shall not have “preemptive” rights).

c.                                       Shares Reserved.  The Company shall at all times during the term of this Agreement reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

d.                                      Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes attributable to this Award are withheld from any amounts payable by the Company to the Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the issuance of any certificates for the shares of Stock subject to this Award.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering shares of the Company’s Common Stock, including shares of Stock received pursuant to this Award which have vested.  Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income attributable to this Award.  In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding.  The Participant’s election to deliver shares or to have shares withheld for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law.  Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

e.                                       2009 Equity Incentive Plan.  The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  The Plan governs this Agreement and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

f.                                        Stock Legend.  The Administrator may require that the certificates for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraph 4(f) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 4(f).

g.                                       Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by this Agreement.  This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant’s failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

h.                                      Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

i.                                         Right to Amend.  The Company hereby reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general application issued thereunder.

5.                                      Change of Control.  Notwithstanding anything in the Plan or this Agreement to the contrary, this Award shall become fully vested upon a “Change of Control” as defined in the Plan.

[signature page follows]

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:
Its:

Participant